Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We  consent  to the  references  to  our  firm  under  the  captions  "Financial
Highlights" in the Class A, Class B, Class C, Class R and Class Y shares Prospectuses and "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm" and "Financial Statements" in the Class A, Class B, Class C, Class R and Class Y shares Statement of Additional Information and to the incorporation by reference of our report, dated January 12, 2007, on the financial statements and financial highlights of Pioneer Small Cap Value Fund included in the Annual Report to the Shareowners for the year ended November 30, 2006 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 22 to the Registration Statement (Form N-1A, No. 333-18639) of Pioneer Small Cap Value Fund.


                                            /s/ ERNST & YOUNG LLP


Boston, Massachusetts
April 23, 2007